JOS. A. BANK CLOTHIERS, INC.
                                   EXHIBIT 11

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


During 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128 (SFAS No. 128), "Earnings Per Share," which establishes new standards for computing and presenting earnings per share. The Company has adopted SFAS No. 128 and restated earnings per share data presented to reflect the new standard. SFAS No. 128 requires presentation of basic earnings per share and diluted earnings per share. The weighted average shares used to calculate basic and diluted earnings per share in accordance with SFAS No. 128 is as follows:

                                      1995        1996        1997

Weighted average shares
  outstanding for basic EPS          6,790       6,790        6,791

Diluted EPS:
Dilutive effect of
  common stock equivalents             --           34           73

Weighted average shares
  outstanding for diluted
  EPS (pro forma)                    6,790       6,824        6,864

Weighted average shares outstanding for calculating dilutive EPS include basic shares outstanding, plus shares issuable upon the exercise of stock options, using the treasury stock method.